Exhibit 10.29

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is made and entered into effective as of the 1st day of January, 2006 (the “Effective Date”), by and between Virtual Radiologic Professionals, LLC, a Delaware limited liability company (“VRP”), and Virtual Radiologic Professionals of Texas, P.A., a Delaware professional corporation (the “Practice”). The Practice and VRP are referred to herein each individually as a “party,” and collectively the “parties.”

WITNESSETH:

WHEREAS, VRP is a limited liability company whose members and independent contractor physicians are licensed to provide professional radiology services, including, without limitation, professional teleradiology services (the “Radiologists”);

WHEREAS, the Practice has entered into contracts with physician groups and other customers to provide professional teleradiology services, and would like to obtain the professional teleradiology services of the Radiologists to fulfill Practice’s obligations under those contracts; and

WHEREAS, VRP wishes to provide the Practice with such Radiologist services, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties have agreed and do hereby agree as follows:

ARTICLE 1

Duties of VRP

Section 1.1 Professional Teleradiology Services. VRP shall provide to Practice the services of Radiologists to perform all of the professional radiology interpretations via teleradiology technology that are necessary and appropriate to fulfill the Practice’s contractual obligations to hospitals, medical groups, and other clients of the Practice (the “Radiology Services”). VRP shall ensure that the Radiologists perform such professional radiology interpretations in accordance with the standards and provisions of this Agreement, and in accordance with the standards (e.g., turn-around time) set forth in the applicable contract between the Practice and hospitals, medical groups, and other clients of the Practice. The Practice shall provide the applicable contractual standards for each client to VRP.

Section 1.2 Payment of Radiologists. The parties agree that VRP is solely responsible for the payment of fees, salaries, and wages to the Radiologists, as well as any applicable payroll taxes and all other taxes now or hereafter applicable with regard to Radiologists. The parties agree that neither VRP nor any of its shareholders, employees, or independent contractors have any claim under this Agreement or otherwise against the Practice for any health and welfare benefits, pension plan or retirement benefits, vacation, sick leave, retirement, disability, or any other employee benefits of any type. All such benefits, if any, are the sole responsibility of VRP, and VRP shall indemnify and hold harmless the Practice, its members, directors, officers, employees, and agents from and against any and all claims, liability, loss, damage, or expenses (including reasonable attorney fees) arising from VRP’s responsibilities under this Section 1.2.

Section 1.3 Professional Services. VRP shall ensure that all professional services provided by a Radiologist are provided in compliance at all times with all applicable ethical and clinical standards, laws, rules, and regulations. In the event that any disciplinary actions or medical (or other) malpractice actions are initiated against any Radiologist, VRP shall promptly inform the Practice of such action and the underlying facts and circumstances. VRP shall monitor the quality of services provided by Radiologists. VRP shall provide the Practice with at least thirty (30) days prior written notice of vacations of two (2) days or more taken by any Radiologist.

Section 1.4 Compliance with Laws. VRP shall comply in all, and shall ensure that all Radiologists comply, with all applicable federal, state, and local laws, rules, regulations, and restrictions in the conduct of the Radiology Services, including without limitation, the federal anti-kickback statute, the federal false claims act, the Stark self-referral statute, or the false claims act of any state.

Section 1.5 Radiologists. VRP shall ensure that each Radiologist that performs services with or on behalf of the Practice is obligated, in writing, to comply with the same terms and restrictions as are set forth in this Article 1 and all other provisions in this Agreement that are applicable to the Practice.

Section 1.6 Restrictive Covenants. VRP shall, to the full extent permitted within the applicable jurisdiction, obtain and enforce formal written agreements with each Radiologist containing certain restrictive covenants, such agreements stating that the Radiologist agrees, during the term of his/her employment or contractor agreement with the Practice and for a period of two years thereafter, not to establish, operate, or provide professional interstate teleradiology services at any office, practice, hospital, or other health care facility. For purposes hereof, “professional interstate teleradiology services” means the electronic transmission of radiographs originating in one state for review by a radiologist located in another state or country; provided, however, the restrictive covenant required hereby shall not extend to employment by a radiology practice of which twenty percent (20%) or less of its radiologic interpretation business involves interstate transportation of images or reports.

ARTICLE 2

Insurance and Indemnification

Section 2.1 VRP Insurance. At all times during the term of this Agreement, VRP shall maintain medical malpractice liability insurance covering all Radiologists, and general commercial liability insurance, sufficient to cover any liabilities arising from the Practice’s obligations under this Agreement, in amounts of at least one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate. Upon request by the Practice, VRP shall provide the Practice with certificates of insurance or other satisfactory written evidence of insurance coverages.

Section 2.2 Requirement of Notification. VRP shall notify the Practice at least forty-five (45) days prior to the effective date of any proposed change in VRP’s insurance arrangements, and shall provide the Practice prompt access to any records reasonably necessary to evaluate the effect of such change in VRP’s insurance arrangements. This Section 2.2 applies to any cancellation, expiration, material change in content, change in carrier, reduction in amount of coverage, material modification, replacement, or substitution of any policy or policies.

Section 2.3 Malpractice Coverage. All medical malpractice coverage that VRP maintains for itself and for all Radiologists shall be issued on an “occurrence” or “claims made” basis and include prior acts coverage and a tail coverage reporting endorsement provision. VRP shall exercise such tail coverage endorsement in the event of a change, cancellation, or termination of said policy.

Section 2.4 The Practice’s Coverage. During the term of this Agreement, the Practice shall maintain general liability insurance sufficient to cover any liabilities arising from the Practice’s obligations under this Agreement, in amounts of at least one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate.

Section 2.5 Indemnification by VRP. VRP shall indemnify, hold harmless, and defend the Practice and its respective officers, managers, directors, shareholders, employees, and agents from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys’ fees), to the extent not covered by insurance in the name of VRP, caused or asserted to have been caused, directly or indirectly, by or as a result of: (a) the performance of Radiology Services; (b) the negligent acts or omissions or the intentional misconduct of VRP, any of its members, or any Radiologist; or (c) any breach of this Agreement.

Section 2.6 Indemnification by the Practice. The Practice shall indemnify, hold harmless, and defend VRP from and against any liability, loss, damage, claim, causes of actions, and expenses (including reasonable attorneys’ fees) to the extent not covered by insurance in the name of the Practice, caused by or as a result of the negligent acts or omissions of the Practice and/or any of its employees and/or subcontractors under this Agreement during the term of this Agreement (other than when acting at the direction of or in accordance with the written instructions from the Practice).

Section 2.7 Survival. The indemnification obligations of the parties set forth in Sections 2.5 and 2.6 survive indefinitely, regardless of any expiration, termination, or rescission of this Agreement.

ARTICLE 3

Payment for Professional Services

In consideration for the performance of the Radiology Services as set forth in Article 1, Practice agrees to pay VRP a Diagnostic Compensation Fee (“DCF”) equal to $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per

transaction. The DCF shall be adjusted annually upon mutual agreement of the Parties based on the volume of diagnostic services to be provided as a part of the Radiology Services.

The Practice and VRP agree that the fees set forth in this Article 3 being paid to VRP have been established with consideration for Practice’s engagement of VRP to provide Radiology Services as well as the substantial commitment and effort made by VRP, and that such fees have been negotiated at arms length and are fair, reasonable, and consistent with fair market value.

ARTICLE 4

Term of Agreement

Section 4.1 Term. The parties intend that the term of the arrangements under this Agreement shall be permanent, subject only to the rights of termination pursuant to Sections 4.2, 4.3 and 4.4.

Section 4.2 Termination by the Practice with Cause. This Agreement may be terminated by the Practice upon a material breach of any provision of this Agreement by VRP which is not cured within sixty (60) days after written notice is given to VRP specifying the nature of the alleged breach or upon any change in law or regulation which would inure to the detriment of the Practice.

Section 4.3 Termination by VRP without Cause. This Agreement may be terminated by VRP upon a material breach of any provision of this Agreement by the Practice which is not cured within sixty (60) days after written notice is given to the Practice specifying the nature of the alleged breach or upon any change in law or regulation which would inure to the detriment of VRP.

Section 4.4 Additional Remedies. If the event of a default by either party involves the failure to make a payment as provided in this Agreement, the non-defaulting party shall, in addition to the recovery of the amount unpaid, be entitled to reasonable attorneys’ fees and costs of collection, and shall be further entitled to interest on such unpaid amounts from the date such amounts become due and payable.

ARTICLE 5

Patient Confidentiality

VRP shall protect the confidentiality of the records of the Practice to the extent such records are within the control or direction of VRP, including, without limitation, patient medical records, and shall comply with applicable federal, state, and local laws and regulations, and medical ethical standards, pertaining to the records of the Practice. VRP shall take no action with respect to such medical records to which the Practice objects, unless otherwise required by law or to comply with an order of any court or governmental agency.

ARTICLE 6

Practice Representations, Warranties and Covenants

Section 6.1 Representations and Warranties. The Practice hereby represents and warrants to VRP as follows:

(a) Organization and Good Standing. The Practice is a professional corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

(b) No Violation. The Practice has the corporate authority to execute, deliver, and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its articles or certificate of incorporation, its bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the articles or certificate of incorporation or bylaws of the Practice or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Practice is a party, or by which it is bound. This Agreement has been duly executed and delivered by the Practice and constitutes the legal, valid, and binding obligation of the Practice, enforceable in accordance with its terms.

Section 6.2 No Warranty. The Practice acknowledges that VRP has not made and will not make any express or implied warranties or representations that the services provided by VRP will result in any particular amount or level of revenues to the Practice.

ARTICLE 7

VRP Representations

Section 7.1 Representations and Warranties. VRP hereby represents and warrants to the Practice as follows:

(a) Organization and Good Standing. VRP is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

(b) No Violation. VRP has the authority to execute, deliver, and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its operating agreement, or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the operating agreement of VRP or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which VRP is a party, or by which it is bound. This Agreement has been duly executed and delivered by VRP and constitutes the legal, valid, and binding obligation of VRP, enforceable in accordance with its terms, except as may be limited by bankruptcy or other operation of law.

ARTICLE 8

Miscellaneous

Section 8.1 Assignments.

(a) VRP may assign any or all of its rights and delegate any or all of its obligations hereunder to an affiliate or VRP may assign this Agreement to any entity of any kind succeeding to the business of VRP in connection with the merger, consolidation, or transfer of all or substantially all of the assets and business of VRP to such, successor.

(b) The Practice may not assign any of its rights or delegate any of its duties or obligations hereunder without the prior written consent of VRP.

(c) All of the terms, provisions, covenants, conditions, and obligations of this Agreement shall be binding upon, and inure to the benefit of, the successors in interest and permitted assigns of the parties hereto.

Section 8.2 Notices. Except as otherwise expressly set forth herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered, sent via overnight delivery or, if mailed, three (3) days after the date deposited in the United States mail, postage prepaid, registered, or certified, and return receipt requested. Unless changed by written notice given by one party to the other as provided herein, such notices shall be given to the Practice at the following address:

Virtual Radiologic Professionals of Texas, P. A.

5995 Opus Parkway, Suite 200

Minneapolis, MN 55343

Attention: President

and such notices shall be given to VRP at the following address:

Virtual Radiologic Professionals, LLC

5995 Opus Parkway, Suite 200

Minneapolis, MN 55343

Attention: President

Section 8.3 Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall not be affected thereby, and the provision found invalid or unenforceable shall be revised or interpreted to the extent permitted by law so as to uphold the validity and enforceability of this Agreement and the intent of the parties as expressed herein.

Section 8.4 Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Delaware, exclusive of Delaware’s choice of law provisions and principles.

Section 8.5 Entire Agreement; Amendment. This Agreement, along with all agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof-and supersedes any and all prior agreements, either oral or written, between the parties with respect thereto. Any modification to this Agreement must be made in writing and signed by all of the parties.

Section 8.6 Headings. The section headings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement.

Section 8.7 Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver.

Section 8.8 Construction of Words. The language herein shall be construed, in all cases, according to its plain meaning, and not for or against either party. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction which states that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 8.9 Prevention of Performance by VRP. VRP shall not be liable for any loss or damage to the Practice (including, without limitation, direct, indirect, incidental and consequential damages) due to any failure in its performance hereunder: (i) because of compliance with any order, request, or control of any governmental authority or person purporting to act therefor, whether or not said order, request or control ultimately proves to have been invalid; or (ii) when its performance is interrupted; frustrated or prevented, or rendered impossible or impractical because of wars, hostilities, public disorders, acts of enemies, sabotage, strikes, lockouts, labor or employment difficulties, fires, or acts of God, or any cause beyond its control, whether or not similar to any of the foregoing. Without limitation of the foregoing, VRP shall not be required to challenge or resist any such order, request or control, or to proceed or attempt to proceed with performance if such shall involve additional expense or a departure from its normal practices, unless the parties shall expressly agree as to the further obligations (including, without limitation, an obligation to bear all or part of any such additional expense) to be borne by the Practice as a result thereof.

Section 8.10 Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any subsequent breach of the same or any other term or condition hereof.

Section 8.11 Remedies. The remedies provided to the parties by this Agreement are not exclusive or exhaustive, but cumulative and in addition to any other remedies the parties may have, at law or in equity.

Section 8.12 Attorneys’ Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted. The term

“prevailing party” shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint, and the term “reasonable attorneys’ fees” are those attorneys’ fees actually incurred in obtaining a judgment in favor of the prevailing party.

Section 8.13 Survival. The indemnities, representations and warranties set forth herein shall survive the expiration, termination, or rescission of this Agreement for a period of two (2) years.

Section 8.14 No Third Party Beneficiaries. The parties do not intend this Agreement to create any third party beneficiaries.

Section 8.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.

(The balance of this page is intentionally left blank. Signature pages follow)

IN WITNESS WHEREOF, the parties have duly executed this Professional Services Agreement effective on the date set forth above:

VIRTUAL RADIOLOGIC PROFESSIONALS OF TEXAS, P.A.

By:	/s/ Sean O. Casey
Name:	Sean Casey
Title:	President

VIRTUAL RADIOLOGIC PROFESSIONALS, LLC

By:	/s/ Sean O. Casey
Name:	Sean Casey
Title:	President